A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

June 5, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Triton Resources, Inc. (the “Company”). We have read the Company’s current report on 8-K filed with the Securities and Exchange Commission on June 5, 2006 and are in agreement with the second sentence of the first paragraph and the second, third and fourth paragraphs of Item 4.01. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“AMISANO HANSON”

AMISANO HANSON

SUITE 604 - 750 W EST PENDER STREET	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACS MI LE:	604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net